EXHIBIT (b)(1)

FAC HOLDING CORPORATION

DEMAND NOTE

FAC HOLDING CORPORATION, a Pennsylvania corporation (the “Company,” which term includes any successor entity), for value received promises to pay to THE BERWIND COMPANY LLC or assigns (the “Holder”), the principal sum of TWENTY-NINE MILLION DOLLARS ($29,000,000), and to pay interest on the outstanding principal amount of this Note in accordance with Section 1 hereof. All outstanding principal and accrued interest hereunder shall be due and payable on DEMAND. The Holder shall maintain accounts evidencing the date and amount of the loan made hereunder which account shall be primafacie evidence of the amounts due hereunder, provided, however, that the failure to maintain such accounts or any error therein, shall not affect the Company’s obligations to repay (with applicable interest) the amounts loaned by the Holder to the Company hereunder.

Section 1.    Interest; Optional Prepayments

The Company promises to pay interest on the unpaid principal amount of this Note at the Prime Rate less 1.75%. Interest will be computed on the basis of a 365-day year for the actual number of days elapsed and will be compounded quarterly. Interest on the loan shall accrue from the date the loan is made and be payable on the date of demand for payment thereof hereunder (whether or not payment of any or all of the principal amount hereunder is required on the date of such demand). This Note may be prepaid at any time in whole or in part with accrued and unpaid interest thereon but without premium or penalty, no amount prepaid may be reborrowed. “Prime Rate” shall mean the prime rate as announced from time to time by PNC Bank, national association, or the prime rate as announced from time to time by any other bank selected by the Holder which provides credit facilities to the Holder or its affiliates.

Section 2.    Method of Payment

The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts to such account free and clear of and without any reduction for any taxes, levies, imports, deduction withholding or charges, and in such manner as the Holder may from time to time direct by written notice. If a payment date is a Saturday, a Sunday or a legal holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Saturday, a Sunday or a legal holiday (a “Business Day”), and interest shall accrue for the intervening period.

Section 3.    Representations and Warranties Intending that the Holder rely upon the following representations and warranties, the Company represents and warrants to the Holder that:

(a)  the Company is a Pennsylvania corporation duly organized and validly existing in good standing under the laws of its organization and possesses all requisite corporate power and authority to execute, deliver and perform this Note.

(b)  The execution, delivery and performance of this Note have been duly authorized by all necessary and appropriate corporate action by and on behalf of the Company. The Note does not conflict with, nor will the execution, delivery or performance of this Note by the Company constitute a breach or default under, or a violation of, any provision of the Company’s articles of incorporation or by laws or any other agreement, court order, law, rule or regulation to which the Company is a party or by which it or any of its properties may be bound or to which it may be subject.

(c)  No authorization, approval, waiver or other action to or by, and no notice to or filing with, any governmental agency or authority or regulatory body is required to permit, or is a condition precedent to, the granting of this Note to or for the benefit of the Holder, the execution, delivery or performance of this Note by the Company, or the exercise by the Holder of its rights and remedies hereunder or thereunder.

Section 4.    Waivers; Amendments

The Company expressly waives presentment for payment, notice of dishonor, protest, notice of protest, diligence of collection and any other notice of any kind, and hereby consents to any number of renewals or extensions of time of payment hereof, which renewals and extensions shall not affect the liability of any party hereto. No amendment to this Note and no waiver of any provision hereof may be made without the prior written consent of all of the members of the Holder. Any waiver of any kind or character on the part of the Holder in respect of this Note must be in writing and shall be effective only to the extent specifically set forth in such writing. No delay on the part of the Holder in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver.

Section 5.    Severability

If any provision of this Note or the application thereof is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

Section 6.     Notices

Any notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if transmitted by facsimile to the number specified below or to a number specified to replace such number. Notices to the Holder shall be given to The Berwind Company LLC, 1 Belmont Avenue, Suite 401, Bala Cynwyd, PA 19004, Telephone: 610-660-6357; Facsimile: 610-771-0437, Attention: Treasurer, with a required copy to Berwind Corporation, 3000 Centre Square West, Philadelphia, PA 19102, Telephone: 215-563-2800, Facsimile: 215-575-2301, Attn: Treasurer. Notices to the Company shall be given to it at 3000 Centre Square West, Philadelphia, PA 19102, Telephone: 215-563-2800, Facsimile: 215-575-2301, Attn: Treasurer.

Section 7.    Governing Law; Successors and Assigns

This Note shall be deemed a contract under, and shall be governed and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of laws. The Note shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Company may not transfer its interest or obligations hereunder without the consent of the Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

Dated: November 8, 2002

FAC HOLDING CORPORATION

By:	/S/ VICTORIA R. RICHARDS
Its: Vice President and Treasurer

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